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                                                                EXHIBIT 10(D)

                              [OPIC LETTERHEAD]


September 26, 1995

Argosy Energy International
333 Clay Street
Suite 4500
Houston, Texas 77002
Attention: Mr. W. Kirk Bosche

     Re: Amendment No. 3 ("Amendment No. 3") to Finance Agreement between
         Overseas Private Investment Corporation ("OPIC") and Argosy Energy International (the "Partnership")

Ladies and Gentlemen:

     Reference is made to the finance agreement between the Partnership and OPIC dated May 2, 1994, as amended by Amendment No. 1 dated July 28, 1994, and Amendment No. 2 dated March 24, 1995 (as amended, the "Finance Agreement"), setting forth the understanding and agreement between OPIC and the Partnership with respect to an OPIC guaranty of a loan or loans to the Partnership of up to $9,200,000.00. All capitalized terms used herein and not otherwise defined have the meanings set forth in the Finance Agreement.

     1. Amendments to Section 1.1 of the Finance Agreement.

        (a) Section 1.1 of the Finance Agreement is amended by adding the following definition of Accounts Payable:

     "Accounts Payable" means liabilities arising in the ordinary course from the purchase of goods and services that have been received or that are in transit, which liabilities have a term of not more than one year."

        (b) The definition of "Commitment Period" is hereby amended by deleting the words "September 30, 1995" and inserting in their place the words
"October 31, 1995."

        (c) The definition of "Debt Service Coverage Ratio" is amended in its entirety as follows:

     "Debt Service Coverage Ratio" means, for any Fiscal Year for which the calculation is made, the ratio of (a) the sum of Net Revenues for such Fiscal Year plus Reimbursement Revenues for such Fiscal Year plus, if such Fiscal Year is the then current Fiscal Year, the Liquid Assets (less any Accounts Payable) then owned by the Partnership,
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                if any, to (b) the sum of all installments of principal,
        interest and other fees in respect of all of the Partnership's Indebtedness (including the Loan, but excluding any Accounts Payable and the Garnet Loan, as defined below) scheduled to be due and payable during such Fiscal Year in accordance with the amortization schedules applicable to such Indebtedness. The calculation of the amounts described in clause (b) of the preceding sentence shall be based upon the following assumptions; (i) that all payments of principal shall be made when due and that no prepayments will be made unless such prepayments have become mandatory as of the date of calculation, (ii) in the case of a floating interest rate, that the interest rate in effect on the date of calculation shall remain in effect during the entire period covered by such calculation, and (iii) that the principal amount of $4,286,488.00, plus accrued interest, which the Partnership has borrowed from Garnet since August 12, 1994 (the "Garnet Loan"), will not be due and payable until the Fiscal Year following the Fiscal Year in which all amounts due or to become due under the Finance Agreement and the Notes are paid in full.

        (d) The definition of "Present Value Ratio" is amended by:
(i) deleting subsection (i)(z) thereof and inserting in its place the following subsection:

                        "(z) the Liquid Assets (less any Accounts Payable) then owned by the Partnership, if any, to"

and (ii) deleting subsection (ii)(z) thereof and inserting in its place the following subsection:

                        "(z) the amount of all other outstanding Indebtedness of the Partnership (excluding Accounts Payable)."

        (e) The definition of "Reimbursement Revenues" is amended by deleting the words "provided, however, that Reimbursement Revenues shall not include any reimbursement amounts subject to any assignment or factoring arrangements pursuant to the Credit Bank Documents".

        (f) The definition of "Sales Contract" is amended in its entirety as follows:

        "Sales Contract" means the Contract for Sale of Santana Crude dated
                March 5, 1995, by and among Ecopetrol, the Partnership and Neo.

        (g) The definition of "Stage II Wells" is amended by deleting the words "Toroyaco 4 and the Linda 3 wells" and inserting in their place the words "Mary 3 and the Mary 5 Wells".

     2. Amendment to Section 8.4 of the Finance Agreement. Section 8.4, Insurance, of the Finance Agreement is amended by deleting subsection (b) and inserting in its place the following subsection:

        "(b) name OPIC as the loss payee or additional insured, as its interest may appear, in all policies (except in the case of public liability or other liability policies and except for policies covering vehicles as long as the aggregate value of all vehicles covered by such policies does not exceed $25,000.00):"

     3. Miscellaneous.

        (a) Governing Law. This Amendment No. 3 shall be construed and enforced in accordance with the laws of the State of New York in the United States of America without regard to its conflict of laws principles.



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        (b) Confirmation of Agreement. Except as amended hereby,
all of the terms of the Finance Agreement shall remain and continue in full force and effect and are hereby confirmed in all respects. This Amendment No. 3 embodies the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, understandings, and agreements among them with respect thereto. The provisions of this Amendment No. 3 may be waived, supplemented, or amended only by an instrument n writing signed by duly authorized representatives of the Partnership and OPIC.

        (c) Successors and Assigns. This Amendment No. 3 shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, provided that the Partnership shall not, without the prior written consent of OPIC, assign or delegate all or any of its interest or obligations hereunder.

        (d) No Waiver. Each agreement, representation, and warranty contained or referred to in this Amendment No. 3 shall survive any investigation at any time made by OPIC and the disbursement of the Loan, and shall terminate only when all amounts due or to become due under the Finance Agreement and the Notes are paid in full. No course of dealing and no failure or delay by OPIC in exercising any right, power, or remedy under the Finance Agreement shall operate as a waiver thereof or otherwise prejudice OPIC's rights powers, or remedies.

        (e) Counterparts. This Amendment No. 3 may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instruments.

        If you agree to the foregoing amendments, please sign the two original execution copies of this Amendment No. 3 and return to OPIC one copy thereof via facsimile and by mail. Upon OPIC's receipt by facsimile of such executed copy, this Amendment No. 3 will constitute a binding agreement between us amending the Finance Agreement effective as the date hereof.


                                        Very truly yours,

                                        OVERSEAS PRIVATE INVESTMENT CORPORATION

                                        BY:    /s/ CHARLES D. TOY
                                               --------------------------------
                                        Title: Vice President for Finance
                                               --------------------------------

ACCEPTED AND AGREED TO
as of the date of this letter:

ARGOSY ENERGY INTERNATIONAL

By: Argosy Energy Incorporated
     its general partner


By:    /s/ ILLEGIBLE
       ----------------------------
Title: Vice President
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